EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

fantex series Professional Sports CONVERTIBLE tracking STOCK

OF

FANTEX, INC.

July 21, 2016

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series Professional Sports Convertible Tracking Stock of the Corporation  were adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Board on July 21, 2016.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Board hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Board hereby designates as a “Tracking Series” (as such term is defined in the Certificate of Incorporation).

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Board hereby fixes (i) the designation of such Tracking Series as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Series as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Series as indicated opposite “UNDERLYING ASSETS” below, (iv) the conversion rights for such Tracking Series as indicated opposite “CONVERSION” below and (v) the transfer restrictions and redemption rights applicable to such Tracking Series as indicated opposite “Restrictions on Transfer; Redemption in Certain Circumstances” below:

DESIGNATION:	Fantex Series Professional Sports Convertible Tracking Stock (the “Fantex Series Professional Sports”)
NUMBER OF SHARES:	4,540,443 shares
UNDERLYING ASSETS:	100% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contracts (as defined below)) of the Brand Income (as defined in the Brand Contracts).

“Brand Contracts” means, collectively, (i) that certain Brand Agreement, by and between the Corporation, on the one hand, and Ryan Shazier, on the other hand, dated as of September 23, 2015, as the same may be amended from time to time in accordance with its terms, (ii) that certain Brand Agreement, by and between the Corporation, on the one hand, and Terrance Williams, on the other hand, dated as of September 17, 2015, as the same may be amended from time to time in accordance with its terms, (iii) that certain Brand Agreement, by and between the Corporation, on the one hand, and Andrew Heaney, on the other hand, dated as of September 10, 2015, as the same may be amended from time to time in accordance with its terms, (iv) that certain Brand Agreement, by and between the Corporation, on the one hand, and Kendall Wright, on the other hand, dated as of March 26, 2015, as the same may be amended from time to time in accordance with its terms, (v) that certain Brand Agreement, by and between the Corporation, on the one hand, and Scott Langley, on the other hand, dated as of December 21, 2015, as the same may be amended from time to time in accordance with its terms, (vi) that certain Brand Agreement, by and between the Corporation, on the one hand, and Kelly Kraft, on the other hand, dated as of April 1, 2016, as the same may be amended from time to time in accordance with its terms, (vii) that certain Brand Agreement, by and between the Corporation, on the one hand, and Kyle Reifers, on the other hand, dated as of April 18, 2016, as the same may be amended from time to time in accordance with its terms, (viii) that certain Brand Agreement, by and between the Corporation, on the one hand, and John Price Maguire, on the other hand, dated as of April 18, 2016, as the same may be amended from time to time in accordance with its terms, (ix) that certain Brand Agreement, by and between the Corporation, on the one hand, and Tyler Duffey, on the other hand, dated as of March 14, 2016, as the same may be amended from time to time in accordance with its terms, (x) that certain Brand Agreement, by and between the Corporation, on the one hand, and Collin McHugh, on the other hand, dated as of April 1, 2016, as the same may be amended from time to time in accordance with its terms, (xi) that certain Brand Agreement, by and between the Corporation, on the one hand, and Jonathan Schoop, on the other hand, dated as of April 1, 2016, as the same may be amended from time to time in accordance with its terms, (xii) that certain Brand Agreement, by and between the Corporation, on the one hand, and Yangervis Solarte, on the other hand, dated as of April 18, 2016, as the same may be amended from time to time in accordance with its terms, (xiii) that certain Brand Agreement, by and between the Corporation, on the one hand, and Maikel Franco, on the other hand, dated as of April 19, 2016, as the same may be amended from time to time in accordance with its terms, and (xiv) that certain Brand Agreement, by and between the Corporation, on the one hand, and Allen Robinson, on the other hand, dated as of April 20, 2016, as the same may be amended from time to time in accordance with its terms.

CONVERSION:

At any time following the two-year anniversary of the date first set forth above, by resolution of the Board, each share of Fantex Series Professional Sports may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESTRICTIONS ON TRANSFER; REDEMPTION IN CERTAIN CIRCUMSTANCES:	The provisions attached hereto as Annex A are hereby incorporated by reference in their entirety.

RESOLVED FURTHER, that such Tracking Series shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

ANNEX A

Restrictions on Transfer; Redemption in Certain Circumstances

(a) Definitions. Capitalized terms used but not defined in this Annex A shall have the respective meanings ascribed thereto in the Certificate of Designations to which this Annex A is attached, and in addition for purposes of this Annex A, the following terms shall have the respective meanings specified below:

(i) “Additional Prohibited Investor” means any individual who has been at any time arrested in connection with, charged with, indicted for or convicted of participating (whether directly or indirectly) in, any illegal gambling activity or any illegal activity in connection with a Gaming Enterprise, or any spouse of any of such individual.

(ii) “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.  As used in the definition of  “Affiliate,” the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(iii) “Baseball-Related Tracking Stock” means the Tracking Series referenced in the Certificate of Designations to which this Annex A is attached.

(iv) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule, and shall also include (to the extent not provided for in Rule 13d-3) (A) the possession of any direct or indirect interest in any security, including, without limitation, rights to a security deriving from the ownership of, or control over, depositary or similar receipts relating to such security, (B) the possession of any direct or indirect interest in any Encumbrance with respect to any security, and (C) the possession or exercise, directly or indirectly, of any rights of a security holder with respect to any security.

(v) “Contract” means any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.
(vi) “Disqualified Person” means any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of paragraph (c) of this Annex A is applicable.

(vii) “Encumbrance” means any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(viii) “Fantex Affiliate” means any Affiliate of the Corporation, including Fantex Brokerage Services LLC and Fantex Holdings, Inc., and any of their respective officers and/or directors.
(ix) “FBS Accountholder” means any person who opens and maintains a customer account with Fantex Brokerage Services LLC.

(x) “Gaming Enterprise” means any entity that is engaged, directly or indirectly, in gambling operations, including, without limitation, online gambling, casinos, horse and dog race tracks, off-track betting organizations, gaming enterprises operating on riverboats and Indian reservations, jai alai frontons and bingo parlors, as well as any entity or Governmental Body that owns, operates, oversees or otherwise exercises any ownership or managerial control over any such entity and any subsidiary and/or affiliate of any such entity as long as any of such subsidiary’s or affiliate’s business objectives relate directly or indirectly to the gambling function of its parent or affiliated entity.

(xi) “Governmental Body” means any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(xii) “Institutional Owner” means any Owner that is not an individual.
(xiii) “MLB” means Major League Baseball and the Office of the Commissioner of Baseball.

(xiv) “MLB Affiliated Person” means a person who is an owner (whether direct or indirect or as sole proprietor, shareholder, member, general or limited partner, trustee, trust beneficiary or other beneficial owner), officer, director, or employee (including any player, manager, coach, industry consultant or intern and regardless of whether full-time, part-time or seasonal) of any of MLB club, or MLB related entity, or any spouse, parent, child (including legally adopted children and stepchildren), sibling, other family member or agent of any of the foregoing.

(xv) “MLB Prohibited Investor” means any MLB Affiliated Person and any Person controlled by or in common control with any MLB Affiliated Person (or group of MLB Affiliated Persons) or any trust or similar entity established for the benefit of any MLB Affiliated Person (or group of MLB Affiliated Persons).

(xvi)  “Ownership” means, with respect to any shares of the Baseball-Related Tracking Stock, direct or indirect record ownership or Beneficial Ownership. The term “Owner” means any Person that has or exercises Ownership with respect to any shares of the Baseball-Related Tracking Stock.

(xvii) “Person” means any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xviii) “Prohibited Investor” means any Additional Prohibited Investor or any MLB Prohibited Investor.

(xix) “Proposed Transferee” means any Person presenting any shares of the Baseball-Related Tracking Stock for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of the Baseball-Related Tracking Stock.

(xx) “Redemption Date” means the date fixed by the Board of Directors for the redemption of any shares of the Baseball-Related Tracking Stock pursuant to this Annex A.

(xxi) “Transfer” means, with respect to any shares of the Baseball-Related Tracking Stock, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. The term “Transferee” means any Person that becomes an Owner of any shares of the Baseball-Related Tracking Stock as a result of a Transfer.

(xxii) “Violation” means (i) Ownership by any Prohibited Investor of the Baseball-Related Tracking Stock or (ii) Ownership by any FBS Accountholder of more than 10% of the outstanding shares of the Baseball-Related Tracking Stock, other the Corporation, any Fantex Affiliate or any Institutional Investor.

(b)Requests for Information. If the Corporation has reason to believe that the Ownership, or proposed Ownership, of any shares of the Baseball-Related Tracking Stock by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any other shares of the Baseball-Related Tracking Stock by any other Person, result in either (i) any Violation or (ii) Ownership by any Person of more than 10% of the outstanding shares of the Baseball-Related Tracking Stock, then in each case such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, any shares of the Baseball-Related Tracking Stock by such stockholder, other Owner or Proposed Transferee could result in any Violation.

(c) Rights of the Corporation. If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to paragraph (b) of this Annex A within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to paragraph (b) of this Annex A, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of the Baseball-Related Tracking Stock, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of record of shares of the Baseball-Related Tracking Stock that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with paragraph (d) of this Annex A, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Annex A, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to sub-clauses (A), (B) and (C) respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

(d) Redemption by the Corporation. Outstanding shares of the Baseball-Related Tracking Stock shall be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of the Baseball-Related Tracking Stock of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as follows:

(1) the redemption price of the shares to be redeemed pursuant to this paragraph (d) shall be equal to the par value of such shares;

(2) the redemption price of such shares shall be paid in cash;

(3) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4)at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(6)such other terms and conditions as the Board of Directors shall determine.

(e)Legends. The Corporation shall, to the extent required by law, note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Annex A.